January 23, 2013

Michael Leabman

DvineWave Inc.

207 Veritas Court

San Ramon, CA 94582

Re:          Engagement Agreement

Dear Mr. Leabman:

This letter agreement (the “Agreement”) confirms the terms and conditions that will govern the DvineWave Inc. (together with its affiliates, subsidiaries, predecessors, and successors, the “Company”) engagement (the “Engagement”) of MDB Capital Group, LLC (together with its affiliates, “MDB”) as the Company’s exclusive financial advisor and placement agent in connection with an offering or series of offerings of Company securities.

1.          Exclusive Appointment; Services.

a.           Exclusive Appointment. The Company hereby appoints MDB to act as its exclusive placement agent in connection with the sale of its securities, including but not limited to equity, debt, equity-linked securities, or equity capital commitments (“Securities”) to one or more financial, strategic, accredited, or other investors.1 The transactions currently contemplated consist of the following: (1) a Bridge Loan of approximately $2 million; (2) a “PIPE” (Private Investment in Public Entity) offering of approximately $6 million; and (3) a public offering of up to approximately $20 million of Company Securities. However, it is understood that the manner, size, and timing of the contemplated transactions may change, and more or fewer transactions may occur, and the exclusive appointment of MDB covers any and all offerings or sales of any type or form, including but not limited to private placements, registered direct offerings, institutional offerings under Rule 144A and similar arrangements, mergers and acquisitions, and public offerings, on any basis, agency or underwritten (each, an “Offering”).

During the term of this Agreement, the Company will not, nor will it permit any of its advisors or representatives to, engage any party other than MDB to act as placement agent or underwriter for any Offering, or to perform any other financial advisory, underwriting, or investment banking services for the Company. If the Company or, to the Company’s knowledge, any of its subsidiaries, stockholders, members, partners, affiliates, advisors or representatives, is contacted by any person concerning an Offering of Securities or expressing a desire to purchase Securities, the Company shall provide to MDB all relevant details of the inquiry.

1 The term “Securities” shall have the broadest possible meaning, but shall not include executive incentive equity or other employee or consultant equity grants that are unrelated to an Offering contemplated herein and shall not include any other securities that are mutually agreed by MDB and the Company in writing to be excluded from the definition of Securities. MDB recognizes that businesses like the Company may have an opportunity to exchange equity for intellectual property or for services that are not related to investment of working capital or financing, and agrees to consider in good faith any request by the Company to exclude from the definition of “Securities” common stock issued in connection with a transaction that is not a capital raising transaction.

MDB Engagement Letter

January 23, 2013

p. 2 of 15

b.           Services. MDB represents and warrants that it is a licensed broker/dealer under applicable federal and state securities law. MDB shall assist the Company in identifying investors and potential purchasers, carrying out due diligence with respect to any potential Offering, and analyzing, structuring, and negotiating the contemplated Offering(s) on the terms and conditions set forth herein. In the case of private Offerings, MDB shall undertake to arrange such transactions on a “best efforts” basis; MDB shall underwrite public Offerings, if any, on a “firm commitment” basis (any such underwritten public Offering is a “Public Offering”). However, nothing contained herein constitutes a commitment or guarantee, express or implied, that any Offering will be consummated. MDB will not have the power or authority to bind the Company to any sale of the Securities, and any Offering will be conducted at a price and on terms satisfactory to the Company. MDB will have the right, but not the obligation, to determine the allocation of the Securities among prospective purchasers, if necessary, provided that such allocation is reasonably acceptable to the Company.

From time to time throughout the Engagement, MDB shall propose potential investors to the Company for its review and approval. MDB will use commercially reasonable efforts to answer the reasonable questions of Company in connection with Company’s review and consideration. It is not anticipated that MDB will propose potential investors that are not U.S. persons. MDB shall seek Company approval (which shall not be unreasonably withheld) prior to contacting any potential investor on behalf of the Company. The Company shall have two business days in which to object to MDB contacting any such potential investor after MDB identifies the investor; in the absence of any objection received within that time period, MDB may reasonably presume contact to be approved. Such contacts as are approved by the Company shall be included in the definition of an “MDB Investor” for the purposes of Section 2c.

2.          Compensation. As consideration for the services provided under this Agreement, the Company will pay MDB a fee as follows:

a.           Fee. The Company shall pay MDB a cash fee (the “Fee”) equal to ten percent (10%) of the Gross Transaction Value (defined below) of any Offering, which is due and payable at the time of each closing of an Offering (“Closing”) exclusively from the proceeds of the Offering (directly from escrow, if an escrow account is used).

As used herein, the term “Gross Transaction Value” shall be any consideration whether paid directly or indirectly to or by the Company, or an affiliate, or to any of its stockholders, directors, officers or other management personnel, or to any third party at the direction of the Company, so long as such consideration is paid in connection with an Offering, including, but not limited to:

i.	all cash, Securities or other property actually received;

ii.	the aggregate principal amount of any indebtedness assumed by investors in connection with the Offering;

iii.	all contingent future payments (including, but not limited to, milestone payments, royalties, or any other payments based upon future sales, profits or otherwise) as actually received;

iv.	any payments for non-compete covenants or consulting agreements received from investors;

v.	the net value of any liabilities assumed by investors or otherwise paid or to be paid by investors or out of proceeds of the Offering; and

vi.	the net value of any excess benefits which are realized by any party or any stockholder, director, officer, employee or agent thereof as a result of contractual arrangements providing for benefits to it which are greater than those which would be reasonably expected to available to it on an arm's length basis.

MDB Engagement Letter

January 23, 2013

p. 3 of 15

If the Gross Transaction Value is paid in whole or in part in the form of Securities, the value of such Securities, for purposes of calculating MDB’s fee, shall be deemed to be the fair market value thereof on the day prior to the Closing, as the Company and MDB shall mutually agree; provided, however, that if such Securities consist of freely trading Securities for which there is an existing public trading market, the fair market value thereof shall be deemed to be the average of the last sales prices for such Securities on the ten (10) trading days ending five (5) days prior to Closing. With respect to contingent or non-contingent future payments, the value will be determined, and the payment made, at such future date as actually received.

b.           Warrants. In addition to the Cash Fee, immediately upon Closing, the Company shall sell to MDB warrants (“Warrants”) to purchase the same type and character of Securities as are issued in the Offering (e.g., Common Stock), in an amount equal to ten percent (10%) of the aggregate Securities issued in the Offering for the sum of $1,000. Such Warrants will be for a term of five (5) years at an exercise price equal to 120% (one hundred twenty percent) of the price paid by investors in the Offering. The Warrants will contain cashless exercise and anti-dilution provisions and representations and warranties normal and customary for warrants issued to placement agents or underwriters, and will not be callable or terminable prior to the expiration date. No adjustment will be made to the exercise price or number of shares underlying the Warrants in the event of subsequent financings. Common stock underlying the Warrants will have identical registration rights as provided to investors in the Offering, including “piggyback” registration rights on the registrations of the Company or demand registrations (voting with the other registrable securities to effect any such demand) by any later round of investors. The Company shall bear all costs and expenses of registration, including the filing and clearing of one or more registration statements. The Warrants may be issued to any persons or entities designated by MDB.

c.           Other Fee Provisions; Fee Tail. The entire Fee and Warrants will be payable in respect of any other sale or placement of Company Securities that closes or is in process during the term of this Agreement, regardless of whether such sale has been arranged by MDB, by another agent, or directly by the Company. Upon termination of this Agreement for any reason, the Company shall promptly pay MDB its accrued but unpaid fees and unreimbursed expenses incurred up to and as of the date of termination. Notwithstanding any termination of this Agreement, MDB shall be entitled to the entire Fee and Warrants set forth in Section 2(a)-(b) if, within two (2) years of the later to occur of (i) the termination of this Agreement or (ii) the last Closing of any Offering arranged by MDB, the Company consummates or enters into an agreement for the sale of Securities or to obtain financing or other benefit with any person or entity contacted by MDB in connection with this engagement as approved by the Company pursuant to Section 1b or with which the Company or any of its agents on behalf of the Company first made contact without the involvement of MDB during the term of this Engagement (each, an “MDB Investor”). Any and all such fees shall be payable upon the Closing of any such sale.

d.           Expenses. The Company is responsible for all costs and expenses associated with any Offering of its Securities. Promptly upon request, the Company shall reimburse MDB for all reasonable out-of-pocket expenses incurred in connection with this Engagement, including but not limited to reasonable travel, printing, and the fees and expenses of legal counsel and any other independent advisors selected and retained by MDB (with the Company’s consent, which shall not be unreasonably withheld), subject to the following:

i.            MDB Expenses. With the exception of legal fees and expenses, any single expense in excess of $1,000 (one thousand dollars) will not be incurred without the Company’s prior approval, which shall not be unreasonably withheld. In addition, the Company’s obligation to reimburse such ordinary expenses prior to the securing of bridge or other interim financing shall be limited to the sum of $10,000 (ten thousand dollars). Notwithstanding the foregoing limitation, any reasonable reimbursable expenses incurred but not reimbursed prior to bridge financing due to said limitation shall be reimbursed after the bridge financing and the cap shall be thereafter lifted, subject to the Company’s continued right to approve expenses over $1,000. Upon execution of this Agreement, the Company shall deposit with MDB a fully refundable expense retainer of $10,000 (ten thousand dollars).

MDB Engagement Letter

January 23, 2013

p. 4 of 15

ii.         Legal Expenses. It is understood that the amount of MDB’s legal expenses necessarily depends on the manner and size of any Offering the Company pursues. Prior to MDB’s engagement of counsel with respect to any Offering, public or private, the Company shall deposit with MDB a refundable legal fee retainer of $25,000 (twenty-five thousand dollars). With respect to any single private Offering, the Company shall not be expected to reimburse MDB more than $25,000 (twenty-five thousand dollars) in legal fees. It is understood that the fees of MDB’s counsel for any Public Offering (“Underwriter’s Counsel”) will significantly exceed $25,000 but will not exceed the market rate for similar services by counsel of commensurate reputation, experience, and skill; legal fees for Underwriter’s Counsel shall be negotiated in good faith and approved by the Company (which approval shall not be unreasonably withheld) prior to commencement of any work by Underwriter’s Counsel with respect to any Public Offering of Company Securities, it being understood that in no event will MDB advance legal fees on the Company’s behalf.

e.           Payments. All payments to be made to MDB hereunder will be made in cash by wire transfer of immediately available U.S. funds. Except as expressly set forth herein, no fee payable to MDB hereunder shall be credited against any other fee due to MDB. The obligation to pay any fee or expense set forth herein shall be absolute and unconditional and shall not be subject to reduction by way of setoff, recoupment or counterclaim.

3.          Manner of Offering; Representations and Warranties of the Company. The Company warrants and agrees that:

a.           Due Diligence. The Company will fully cooperate with MDB in any due diligence investigation reasonably requested by MDB in connection with the Engagement and will use commercially reasonable efforts (or in the case of a request in connection with a Public Offering, best efforts) to furnish MDB with such information with respect to the business, operations, assets, liabilities, financial condition and prospects of the Company, including but not limited to financial statements, certificates of its senior officers regarding such information, and customary opinions of counsel and customary letters or opinions of accountants, and such other documents as MDB may from time to time reasonably request (the "Company Information") to assist in preparing a private placement memorandum, registration statement, or similar document for use in connection with any Offering and will provide MDB with access to the officers, directors, employees, accountants, counsel and other representatives (collectively, the “Representatives”) of the Company. It is acknowledged that the practice of requesting legal opinions in private Offerings is declining in prevalence and that the scope of such opinions, when given, is also declining. The Company represents and warrants that all Company Information provided to MDB, including but not limited to the Company's financial statements, will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company acknowledges and confirms that MDB (i) will use and rely upon the accuracy and completeness of all such Company Information without independently investigating or verifying same; (ii) has not been retained to independently verify any such Company Information; (iii) assumes no responsibility for the accuracy, completeness, or adequacy for any purpose of such Company Information or any other information regarding the Company; and (iv) will not make any appraisal of any assets of the Company.

b.           Offering Materials. The Company will be solely responsible for the contents of the private placement memorandum, registration statement, or other offering document (as such may be amended or supplemented from time to time, and including any information incorporated therein by reference, the "Offering Materials") and any and all other written or oral communications provided by or on behalf of the Company to any actual or prospective purchaser of the Securities, and the Company represents and warrants that the Offering Materials (other than with respect to any financial projections contained therein, if any), registration statement, and such other communications will not, as of the date of the offer or sale of the Securities, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. With respect to any financial projections that may be contained in the Offering Materials (the “Projections”), the Company represents and warrants that the Projections will be made with a reasonable basis and in good faith and that the Projections will represent the best then-available estimate and judgment as to the future financial performance of the Company based on the assumptions to be disclosed therein, which assumptions will be all the assumptions that are material in forecasting the financial results of the Company and which will reflect the best then-available estimate of the events, contingencies and circumstances described therein. The Company authorizes MDB to provide the Offering Materials and related communications to prospective and final Company-approved purchasers of the Securities.

MDB Engagement Letter

January 23, 2013

p. 5 of 15

If, at any time prior to the completion of the offer and sale of the Securities, an event occurs that would cause the Offering Materials, registration statement, or other selling communications to contain an untrue statement of a material fact or to omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or that would cause a material change in the Company’s view of the likelihood of achievement of the Projections or the reasonableness of the underlying assumptions, then the Company will notify MDB immediately of such event, and MDB will suspend solicitations of the prospective purchasers of the Securities until such time as the Company shall prepare a supplement or amendment to the Offering Materials, registration statement, and selling communications that corrects such statement or omission or revises the Projections or such assumptions.

c.           Reliance Upon Company Representations and Opinions of Counsel, Etc. The Company agrees that any representations and warranties made by it to any investor in a private Offering shall be deemed also to be made to MDB for its benefit, and MDB shall be entitled to rely upon the same opinions of counsel and accountant’s letters that are provided to purchasers of the Securities in such Offering. Accordingly, the Company shall use commercially reasonable efforts to cause any such opinion or letter delivered to any investors in the Offering also to be addressed and delivered to MDB, or to cause such counsel or accountant to deliver to MDB a letter authorizing it to rely upon such opinion or letter. In connection with any Public Offering, the Company and MDB expect to enter into a mutually agreeable underwriting agreement in customary form, which would be expected to supersede this Engagement Agreement. For convenience and clarity of public disclosure, the parties agree to cooperate and attempt in good faith to incorporate Material Surviving Provisions into such underwriting agreement or a short and simple additional agreement or supplement to such underwriting agreement entered into at or around the time of effectiveness of the underwriting agreement. “Material Surviving Provisions” shall mean any surviving provisions of this Engagement Agreement that would be material in the context of such Public Offering and that may be required to be performed after the effectiveness of the registration statement filed in connection with such Public Offering.

d.           Compliance with State Securities Laws. The Company will be solely responsible for all applicable state securities law compliance with respect to the offer and sale of the Securities, including the timely making of any filings or taking other actions required under the applicable securities or “blue sky” laws or regulations of such domestic states as MDB reasonably may specify and the continuation of qualifications in effect for so long as may be required. The Company will provide MDB with copies of any pertinent filings at or around the time they are made, and to the extent any filing contains information relating to MDB and/or the terms of this Engagement, MDB will be provided a copy of the intended filing sufficiently in advance to permit time for review and comment. Before contacting any possible investor in connection with any Offering and, in any event, before providing any Offering Materials to any possible investor, MDB will provide to the Company its CRD number and make a good-faith attempt to disclose to the Company all other broker-dealer or investment adviser registration or exemption information it reasonably believes in its experience is required to be disclosed to any government authority in any securities filing required in connection with the Offering; further, MDB will promptly, and in any event within two business days of request from the Company provide such other information as the Company reasonably believes is required regarding MDB or its associates or affiliates to complete any securities law filing in order to comply with applicable law. Compliance with state securities laws will be at the Company’s sole expense.

MDB Engagement Letter

January 23, 2013

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e.           Offerings Exempt from Registration. To the extent that any Offering is designated as one to be made pursuant to an applicable exemption from registration under the Securities Act of 1933, as amended (the “Act”), the Company agrees that it will not, directly or indirectly, make any offer or sale of any Securities which would cause the contemplated Offering to fail to be entitled to the applicable exemption or unreasonably limit the availability of a public registered Offering or an Offering in which MDB will act. In particular, the Company represents and warrants to MDB that it has not, directly or indirectly, made any offers or sales of Securities which would cause the Offering of the Securities contemplated hereunder to fail to be entitled to the exemption from registration afforded by Section 4(2) of the Act. As used herein, the terms “offer” and “sale” have the meanings specified in Section 2(3) of the Act.

To the extent that an Offering is designated as one to be made pursuant to Regulation D under the Act, the offer and sale of the Securities will comply with certain requirements of Regulation D, including, without limitation, the requirements that:

(i) The Company will not offer or sell the Securities by means of any form of general solicitation or general advertising.

(ii) The Company will not offer or sell the Securities to any person who is not an “accredited investor” (as defined in Rule 501 under the Act).

(iii) The Company will exercise reasonable care to assure that the purchasers of the Securities are not underwriters within the meaning of Section 2(11) of the Act and, without limiting the foregoing, that such purchasers will comply with Rule 502(d) under the Act.

(iv) The Company will not make any filings with the Securities and Exchange Commission with respect to the offer and sale of the Securities without prior notification to MDB.

f.            Audits. The Company shall be solely responsible for performing, and shall perform, all financial audits necessary to meet the listing requirements of the NASDAQ, NYSE, or AMEX exchanges, as appropriate. For the avoidance of doubt, no financial audits will be required in connection with private Offerings.

g.           Patent Drafting Firm. Prior to Closing of an Offering, the Company shall retain a professional patent drafting firm reasonably acceptable to MDB in terms of scope of services and fees.

h.           Additional Pre-Offering Requirements. Prior to any Offering, the Company shall ensure that its capital structure, employee stock option plan, and Board of Directors are reasonably acceptable to MDB and, where applicable, the Company shall cause all holders to convert all notes and preferred shares to Common Stock with the extinguishment of attached rights. As a condition to making any changes at MDB’s request in connection with this subsection, the Company may require reasonable employment agreements or other protective agreements be entered into with one or more officers of the Company.

j.            Lock-Up Period. In the event of an IPO, all shares held by principals in the Company, shares received pursuant to a merger, if any, which closes within ninety days of the IPO closing, all Fee shares or Warrants and all shares received pursuant to exercise of such Warrants received by MDB hereunder, and all fee shares/warrants and all shares received pursuant to exercise of such Warrants received by the IP Development Company pursuant to subsection (j) above may not be sold or redeemed for a period of 12 months following the initial listing on an exchange. Investors in bridge financing, if any, will be locked up for a period of no less than 180 days following initial listing.

MDB Engagement Letter

January 23, 2013

p. 7 of 15

k.          Investor Relations Firm; Investor Conference Calls. For a period of two (2) years from the Closing of a Public Offering, the Company shall retain an investor relations firm reasonably acceptable to MDB in terms of scope of services and fees, which firm should have the ability to perform investor relations and product and company branding functions. For a period of two (2) years from the Closing of a Public Offering, the Company, with the aid of the investor relations firm, will announce and hold investor and public conference calls at least quarterly, at which the Company will review its quarterly and annual financial results and give guidance for the financial results of the then fiscal year, which information will also be made available in a press release and Form 8-K.

l.            Post-Offering Commitments. For a period of two (2) years from the Closing of a Public Offering, the Company shall:

(i) subscribe to the Depository Trust Clearing Corporation weekly transfer sheet reports, and provide such reports to MDB immediately upon receipt; and

(ii) no less than 24 hours prior to making any public filing or announcement, provide to MDB all such proposed public filings and announcements for its review and comment.

4.          Confidentiality. MDB acknowledges that in connection with the Engagement, the Company will provide MDB with information which the Company considers to be confidential and which will be marked with some methodology that indicates the Company’s intention to preserve the information as confidential (“Confidential Information”). MDB agrees to employ all reasonable efforts to keep the Confidential Information secret and confidential, using no less than the degree of care employed by MDB to preserve and safeguard its own confidential information, and shall not disclose or reveal the Confidential Information to anyone except its employees, consultants and contractors who have an obligation of confidentiality with MDB. MDB will not use the Confidential Information except in connection with its performance of services hereunder, unless disclosure is required by law, court order, or any government, regulatory or self-regulatory agency or body in the opinion of MDB’s counsel, in which event MDB will provide the Company with reasonable advance notice of such disclosure. These obligations do not apply to any portion of Confidential Information which: (a) is or becomes generally available to the public other than through a breach of this Agreement; (b) was rightfully in MDB’s possession or readily available to MDB from another source not under obligation of secrecy to the Company prior to the disclosure; (c) is rightfully received by MDB from another source on a non-confidential basis; (d) is disclosed by the Company to an unaffiliated third party free of any obligation of confidence; (e) is developed by or for MDB without reference to the Company’s Confidential Information; or (f) is released for disclosure with the Company’s written consent. Notwithstanding any termination of this Agreement, MDB’s confidentiality obligations shall survive (1) in perpetuity under the Uniform Trade Secrets Act (“UTSA”) in respect of any Trade Secret as defined by the UTSA, and (2) in respect of any non-Trade Secret, for a period of two years from the date of disclosure.

Notwithstanding any of the foregoing, MDB is authorized to transmit to any Company-approved prospective investor the following: confidential material furnished by the Company or prepared by MDB in conjunction with the Company for transmission to prospective investors in a private Offering; and forms of purchase agreements and any other legal documentation supplied to MDB for transmission to any prospective investor by or on behalf of the Company. The Company authorizes MDB to execute, on the Company’s behalf, confidentiality agreements in a form acceptable to the Company with such Company-approved prospective investors.

5.          Indemnification. The Company agrees to indemnify MDB and related persons in accordance with the indemnification agreement attached as Exhibit A, which is incorporated herein by this reference. The provisions of Exhibit A shall survive any termination or expiration of this Agreement.

MDB Engagement Letter

January 23, 2013

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6.          Term and Termination. MDB’s Engagement will commence upon the execution of this Agreement and shall continue in effect for a period of 180 (one hundred eighty) days (the “Initial Term”). During the Initial Term, this agreement may not be terminated by the Company absent gross negligence or willful misconduct of MDB. After the expiration of the Initial Term, the Agreement shall automatically renew and continue in effect until it is terminated by either party with sixty (60) days’ written notice to the other pursuant to Section 19. Upon termination of this Agreement for any reason, the rights and obligations of the parties hereunder shall terminate, except for the obligations set forth in Sections 2 (including, without limitation, to the extent payment is required under Section 2(c)), 3(b)-(g), 3(j)-(l), 5,6, 8-19, and Exhibit A, which shall survive termination.

7.          Additional Services; Right of First Refusal. Should the Company request MDB to perform any services or act in any capacity not specifically addressed in this Agreement, such services or activities shall constitute separate engagements, the terms and conditions of which will be embodied in separate written agreement(s) and will include appropriate indemnification provisions. The indemnity provisions of Exhibit A shall apply to any such additional engagements (whether or not covered by a separate written agreement), unless and until superseded by a written indemnity provision set forth in a subsequent agreement.

8.          Other Transactions; Disclaimers. The Company acknowledges that MDB is engaged in a wide range of investing, investment banking and other activities (including investment management, corporate finance, securities issuance, trading and research and brokerage activities) from which conflicting interests or duties, or the appearance thereof, may arise. Information held elsewhere within MDB but not accessible (absent a breach of internal procedures) to its investment banking personnel providing services to the Company will not under any circumstances affect MDB’s responsibilities to the Company hereunder. The Company further acknowledges that MDB and its affiliates have and may continue to have investment banking, broker-dealer and other relationships with parties other than the Company pursuant to which MDB may acquire information of interest to the Company. MDB shall have no obligation to disclose to the Company or to use for the Company’s benefit any such non-public information or other information acquired in the course of engaging in any other transaction (on MDB’s own account or otherwise) or otherwise carrying on the business of MDB. The Company further acknowledges that from time to time MDB’s independent research department may publish research reports or other materials, the substance and/or timing of which may conflict with the views or advice of MDB’s investment banking department and/or which may have an adverse effect on the Company’s interests in connection with the transactions contemplated hereby or otherwise. In addition, the Company acknowledges that, in the ordinary course of business, MDB may trade the securities of the Company for its own account and for the accounts of its customers, and may at any time hold a long or short position in such securities. MDB shall nonetheless remain fully responsible for compliance with federal and state securities laws in connection with such activities.

It is expressly understood and agreed that MDB has not provided nor is undertaking to provide any advice to the Company relating to legal, regulatory, accounting, or tax matters. The Company acknowledges and agrees that it has relied and will continue to rely on the advice of its own legal, tax and accounting advisors in all matters relating to any Offering contemplated hereunder.

The Company further acknowledges and agrees that MDB will act solely as an independent contractor hereunder, and that MDB’s responsibility to the Company is solely contractual in nature and that MDB does not owe the Company or any other person or entity, including but not limited to its shareholders, any fiduciary or similar duty as a result of the Engagement or otherwise.

The Company agrees that neither MDB nor any of its controlling persons, affiliates, directors, officers, employees or consultants shall have any liability to the Company or any person asserting claims on behalf of or in right of the Company for any losses, claims, damages, liabilities or expenses arising out of or relating to the Engagement, unless it is finally judicially determined that such losses, claims, damages, liabilities or expenses resulted solely from the gross negligence or willful misconduct of MDB.

MDB Engagement Letter

January 23, 2013

p. 9 of 15

9.          Work Product and Announcements. MDB's advice shall be the sole proprietary work product and intellectual property of MDB, and such advice may not be disclosed, in whole or in part, to third parties other than the Company’s professional advisors, as necessary, without the prior written permission of MDB unless such disclosure is required by law. The Company acknowledges that MDB, at its option and expense, and no earlier than the first to occur of (i) the signing of definitive agreements regarding the Offering or (ii) the public announcement of the Offering by the Company, may place announcements and advertisements or otherwise publicize the Offering (which may include the reproduction of the Company’s logo and a hyperlink to the Company’s website) on MDB’s website and in such financial and other newspapers and journals as it may choose, stating that MDB has acted as an agent in connection with or advised the Company about such Offering.

10.       Complete Agreement; Amendments; Assignment. This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes and cancels any prior communications, understandings and agreements, whether oral or written, between MDB and the Company. This Agreement may not be amended or modified except in writing. The rights of MDB hereunder shall be freely assignable to any affiliate of MDB, and this Agreement shall apply to, inure to the benefit of and be binding upon and enforceable against each of the parties and their successors and assigns.

11.        Third Party Beneficiaries. This Agreement is intended solely for the benefit of the parties hereto and, with the exception of the rights and benefits conferred upon the Indemnified Parties by Section 5 and Exhibit A of this Agreement, shall not be deemed or interpreted to confer any rights upon any third parties.

12.         Governing Law; Jurisdiction; Venue. All aspects of the relationship created by this Agreement shall be governed by and construed in accordance with the laws of the State of California, applicable to contracts made and to be performed in California, without regard to its conflicts of laws provisions. All actions and proceedings which are not submitted to arbitration pursuant to Section 13 hereof shall be heard and determined exclusively in the state and federal courts located in the County of Los Angeles, State of California, and the Company and MDB hereby submit to the jurisdiction of such courts and irrevocably waive any defense or objection to such forum, on forum non conveniens grounds or otherwise. The parties agree to accept service of process by mail, to their principal business address, addressed to the chief executive officer and secretary thereof. The parties hereby agree that this Section 12 shall survive the termination and/or expiration of this Agreement. Each of the Company and MDB will use commercially reasonable efforts to cooperate in connection with a reasonable request of the other to provide information to facilitate compliance with applicable law and regulation in connection with their respective performance under this Agreement.

13.         Arbitration. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Los Angeles (with the exception of claims to enforce the indemnity provision contained herein, which may, at the option of the party seeking relief, be submitted either to arbitration or to any court of competent jurisdiction). The arbitration shall be administered either by FINRA Dispute Resolution pursuant to its Code of Arbitration Procedure, or if FINRA cannot or does not accept the arbitration, by JAMS pursuant to its Streamlined Arbitration Rules and Procedures. Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

MDB Engagement Letter

January 23, 2013

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The arbitrator may, in the Award, allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party.

The parties hereby agree that this Section 13 shall survive the termination and/or expiration of this Agreement.

The Company’s and MDB’s consent to Arbitration are confirmed by initialing below:

Company	MDB

14.         Severability. Should any one or more covenants, restrictions and provisions contained in this Agreement be held for any reason to be void, invalid or unenforceable, in whole or in part, such unenforceability will not affect the validity of any other term of this Agreement, and the invalid provision will be binding to the fullest extent permitted by law and will be deemed amended and construed so as to meet this intent. To the extent any provision cannot be so amended or construed as a matter of law, the validity of the remaining provisions shall be deemed unaffected and the illegal or invalid provision will be deemed stricken from this Agreement.

15.         Section Headings. The section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

16.         Accounting. Any calculation, computation or accounting that may be required under this Agreement shall be made in accordance and conformity with the Generally Accepted Accounting Principles and other standards as determined by the Financial Accounting Standards board and regulatory agencies with appropriate jurisdiction.

17.         Counterparts. This Agreement may be executed via facsimile transmission and may be executed in separate counterparts, each of which shall be deemed to be an original and all of which together shall constitute a single instrument.

18.         Patriot Act. MDB hereby notifies the Company that pursuant to the requirements of the USA PATRIOT Act (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Company in a manner that satisfies the requirements of the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act.

19.         Notice. All notices, demands, and other communications to given pursuant to this Agreement shall be in writing and shall be personally delivered, sent by overnight delivery using a nationally recognized courier service, sent by facsimile transmission, or emailed. Notice shall be deemed received: (a) if personally delivered, upon the date of delivery to the address of the receiving party; (b) if sent by overnight courier, the date actually received by the recipient; (c) if sent by facsimile or email, when sent. The parties will each promptly notify the other of any changes to the following contact information.

Notices to MDB shall be sent to:	Notices to the Company shall be sent to:

MDB Capital Group, LLC	DvineWave Inc.
401 Wilshire Blvd., Suite 1020	Attention Mr. Michael Leabman
Santa Monica, California 90401	207 Veritas Court
Fax: (310) 526-5020	San Ramon, CA 94582
Email: d@mdb.com

MDB Engagement Letter

January 23, 2013

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With a copy to Company counsel at:

Much Shelist, P.C.
191 North Wacker Drive, Suite 1800
Chicago, IL, 60606
Reference #10484

MDB Engagement Letter

January 23, 2013

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If the above accords with your understanding and agreement, kindly indicate your consent hereto by signing below. We look forward to a long and successful relationship with you.

Very truly yours,

MDB CAPITAL GROUP LLC

/s/ Anthony DiGiandomenico
By: Anthony DiGiandomenico, Partner
Head of Investment Banking

ACCEPTED AND AGREED TO

AS OF THE DATE FIRST ABOVE WRITTEN:

DvineWave Inc.

/s/ Michael Leabman
By:	Michael Leabman
President

MDB Engagement Letter

January 23, 2013

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EXHIBIT A

INDEMNIFICATION AGREEMENT

In further consideration of the engagement by DvineWave Inc. (the “Company”) of MDB Capital Group LLC ("MDB") to act as the Company’s exclusive placement agent in connection with a potential Offering or Offerings of securities, as such engagement is described in that letter agreement between us of even date (the “Engagement Agreement”), the Company agrees to indemnify MDB and certain other persons provided for herein, as follows:

A.           Indemnification Generally. The Company hereby agrees to indemnify and hold harmless MDB Capital, its directors, officers, agents, employees, members, affiliates, subsidiaries, counsel, and each other person or entity who controls MDB or any of its affiliates within the meaning of Section 15 of the Securities Act (collectively, the “Indemnified Parties”) to the fullest extent permitted by law from and against any and all losses, claims, damages, expenses, or liabilities (or actions in respect thereof) (“Losses”), joint or several, to which they or any of them may become subject under any statute or at common law, and to reimburse such Indemnified Parties for any reasonable legal or other expense (including but not limited to the cost of any investigation, preparation, response to third party subpoenas) incurred by them in connection with any litigation or administrative or regulatory action (“Proceeding”), whether pending or threatened, and whether or not resulting in any liability, insofar as such losses, claims, liabilities, or litigation arise out of or are based upon (1) the engagement of MDB pursuant to the Engagement Agreement or subsequent agreement of similar purpose between the Company and MDB (an “Additional Engagement Agreement”); (2) the Offering of Company Securities to third parties contemplated by the Engagement Agreement or Additional Engagement Agreement, (3) any other matter relating to any Offering of Company Securities referred to or contemplated by the Engagement Agreement or Additional Engagement Agreement; (4) any untrue statement or alleged untrue statement of any material fact contained in the private placement memorandum, offering materials, registration statement, or other offering or selling document (as may be amended or supplemented and including any information incorporated therein by reference, the “Company Documentation”), or in any other written or oral communication provided by or on behalf of the Company to any actual or prospective purchaser of Securities (as that term is defined in the Engagement Agreement), unless such untrue statement or alleged untrue statement arises solely from information supplied by any members, officers, agents or employees of MDB, in writing specifically for use therein; or (5) the omission or alleged omission to state in the Company Documentation a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that while the indemnity provisions herein shall include any and all claims regardless of whether MDB Capital’s sole negligence, active or passive, contributed to losses, they shall not apply to (i) amounts paid in settlement of any such litigation if such settlement is effected without the consent of the Company, which consent will not be unreasonably withheld, or (ii) Losses arising solely from the willful misconduct or gross negligence of Indemnified Parties; and provided that the Company will not be responsible for the fees and expenses of more than one counsel to all Indemnified Parties, in addition to appropriate local counsel, unless in the reasonable judgment of any Indemnified Party there exists a potential conflict of interest which would make it inappropriate for one counsel to represent all such Indemnified Parties.

B.           Reimbursement. The Company will reimburse all Indemnified Parties for all reasonable expenses (including, but not limited to, reasonable fees and disbursements of no more than one counsel for all Indemnified Parties) incurred by any such Indemnified Parties in connection with investigating, preparing, and defending any such action or claim, whether or not in connection with pending or threatened litigation in connection with the transaction to which an Indemnified Parties is a party, promptly as such expenses are incurred or paid (unless the Indemnified Parties request they be paid in advance pursuant to Subsection C below).

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January 23, 2013

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C.           Advances. Notwithstanding any other provision hereof or any other agreement between the parties, the Company shall advance, to the extent not prohibited by law, all expenses reasonably anticipated to be incurred by or on behalf of the Indemnified Parties in connection with any Proceeding, whether pending or threatened, within fifteen (15) days of receipt of a statement or statements (“Statement(s)”) from the Indemnified Parties, or any of them, requesting such advances from time to time.  This advancement obligation shall include any refundable retainers of counsel retained by Indemnified Parties (as selected by Indemnified Parties in their sole and absolute discretion), subject to the restriction that the Company shall not be required to advance legal fees of the Indemnified Persons with respect to more than one (1) law firm that is representing the Indemnified Parties. If, due to conflict or other issues, the Indemnified Persons engage more than one law firm to represent them (or any of them), the Company’s indemnification obligations under this Exhibit A shall only apply as against one law firm representing MDB or the majority of the Indemnified Parties. Any Statement requesting advances shall evidence the expenses anticipated or incurred by the Indemnified Parties with reasonable particularity and may include only those expenses reasonably expected to be incurred within the 180-day period following each Statement. In the event some portion of the amounts advanced pursuant to this Section C are unused, or in the event a court of competent jurisdiction finally determines that the Indemnified Parties are not entitled to be indemnified against certain expenses, Indemnified Parties shall return the unused or disallowed portion of any advances within ninety (90) days of the final disposition of any Proceeding to which such advances pertain, together with interest thereon at an annual percentage rate of 6%.

D.           Contribution. If such indemnification is for any reason not available or insufficient to hold an Indemnified Party harmless, the Company agrees promptly to contribute to the Losses involved in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by the Company, on the one hand, and by MDB, on the other hand, with respect to the Engagement or similar services under any Additional Engagement Agreement or, if such allocation is determined by a court or arbitral tribunal to be unavailable, in such proportion as is appropriate to reflect other equitable considerations such as the relative fault of the Company on the one hand and of MDB on the other hand; provided, however, that, to the extent permitted by applicable law, the Indemnified Parties shall not be responsible for amounts which in the aggregate are in excess of the amount of all cash fees, exclusive of costs, actually received by MDB from the Company at the Closing in connection with the Engagement or similar services under any Additional Engagement Agreement. Relative benefits to the Company, on the one hand, and to MDB, on the other hand, with respect to the Engagement shall be deemed to be in the same proportion as (i) the total value received or proposed to be received by the Company in connection with the Offering, whether or not consummated, bears to (ii) all fees received or proposed to be received by MDB in connection with the applicable engagement. Relative fault shall be determined, in the case of Losses arising out of or based on any untrue statement or any alleged untrue statement of a material fact or omission or alleged omission to state a material fact, by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company to MDB and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act of 1933, as amended) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

E.           No Liability Without Gross Negligence or Misconduct. The Company agrees that no Indemnified Party shall have any liability to the Company or its respective owners, successors, heirs, parents, affiliates, security holders or creditors for any Losses, except to the extent such Losses are determined, by a final, non-appealable judgment by a court or arbitral tribunal of competent jurisdiction, to have resulted solely from such Indemnified Person’s gross negligence or willful misconduct.

F.           Notice. MDB agrees, promptly upon receipt, to notify the Company in writing of the receipt of written notice of the commencement of any action against it or against any other Indemnified Parties, in respect of which indemnity may be sought hereunder; however, the failure so to notify the Company will not relieve it from liability under Sections A above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the Company of substantial rights or defenses.

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January 23, 2013

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G.           Settlement. The Company will not, without MDB's prior written consent, settle, compromise, or consent to the entry of any judgment in or otherwise seek to terminate any pending Proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Party is a party therein) unless the Company has given MDB reasonable prior written notice thereof and such settlement, compromise, consent or termination includes an unconditional release of each Indemnified Party from any liabilities arising out of such Proceeding. The Company will not permit any such settlement, compromise, consent or termination to include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an Indemnified Party, without such Indemnified Party's prior written consent. No Indemnified Party seeking indemnification, reimbursement or contribution under this Agreement will, without the Company's prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Proceeding referred to herein or admit fault, culpability or failure to act by or on behalf of the Company or any Indemnified Party.

H.           Survival; Successors. The indemnity, contribution and expense reimbursement obligations set forth herein shall be in addition to any liability the Company may have to any Indemnified Party at common law or otherwise (but not duplicative of or effective to result in any multiplicative return of Losses or of any such liability of the Company), and shall remain operative and in full force and effect notwithstanding the termination of this Agreement, the closing of the contemplated Offering, and any successor of MDB or any other Indemnified Parties shall be entitled to the benefit of the provisions hereof. Prior to entering into any agreement or arrangement with respect to, or effecting, any merger, statutory exchange or other business combination or proposed sale or exchange, dividend or other distribution or liquidation of all or a significant portion of its assets in one or a series of transactions or any significant recapitalization or reclassification of its outstanding securities that does not directly or indirectly provide for the assumption of the obligations of the Company set forth herein, the Company will promptly notify MDB in writing thereof and, if requested by MDB, shall arrange in connection therewith alternative means of providing for the obligations of the Company set forth herein, including the assumption of such obligations by another party, insurance, surety bonds or the creation of an escrow, in each case in an amount and on terms and conditions reasonably satisfactory to MDB.

I.           Consent to Jurisdiction; Attorneys’ Fees. Solely for the purpose of enforcing the Company's obligations hereunder, the Company consents to personal jurisdiction, service and venue in any court proceeding in which any claim subject to this Agreement is brought by or against any Indemnified Party other than MDB. In any action for enforcement of this indemnity provision, the prevailing party shall be entitled to recover all costs, including reasonable attorneys’ fees, of bringing such an action.

DVINEWAVE INC.

/s/ Michael Leabman
By:	Michael Leabman
President